GUARDI & ASSOCIATES
ATTORNEYS AND COUNSELORS AT LAW
BUSINESS, CORPORATE AND SECURITIES LAW
WWW. SECLAWYER.ORG

NOEL EDMUND GUARDI, ESQ.
DIRECT DIAL: 303-969-8886
SECLAWYER@IONSKY.COM

April 18, 2008

Banyan Corp.
5005 Elbow Drive S.W. , Suite 207
Calgary, Alberta T2S 2T6
To the Board of Directors:

               We have been engaged as counsel for Banyan Corp., an Oregon corporation (the “Company”) in connection with a proposed offering under the Securities Act of 1933, as amended (the “Act”) of 30,000,000 shares of Common Stock, no par value, to be issued to Robert B. Schultz pursuant to that certain Legal Services Agreement dated December 18, 2007 (the “Shultz Legal Services Agreement”), and 36,000,000 shares of Common Stock, no par value, to be issued to the undersigned pursuant to that certain Legal Services Agreement, dated November 28, 2007 (the “Guardi Legal Services Agreement”). The aggregate of 66,000,000 shares to be registered are hereinafter referred to as the “Shares”

               In connection with rendering the opinion as set forth below, we have reviewed and examined the following:

1.	the Articles of Incorporation of the Company, as amended;
2.	the Bylaws of the Company, as amended;
3.	Consent to Action in Lieu of Meeting of the Directors of the Company dated April 17, 2008;
4.	the Schultz Legal Services Agreement;
5.	the Guardi Legal Services Agreement;
6.

the Registration Statement and exhibits thereto as filed with the Commission on or about this date; and other such documents and legal authorities as we deemed necessary for purposes of rendering this opinion.

Banyan Corp.
April 18, 2008

               In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted as originals, the conformity with the original documents of all documents submitted to me as photocopies or facsimile copies, and the authenticity of the originals of such copies. We have further assumed that Messrs. Schultz and Guardi will have completed the required consulting and legal services and/or provided consideration required under the terms of the subject agreements acceptable to the Board of Directors and that any Shares to be issued pursuant to the subject agreements will have been registered in accordance with the Act prior to the issuance of such Shares or exempt from registration.

               Based upon the foregoing and in reliance thereon, it is our opinion that, subject to the limitations set forth herein, the Shares, when issued, will be duly and validly authorized, legally issued, fully paid and non assessable shares of the Company’s Common Stock, no par value. This opinion is expressly limited in scope to the Shares and does not cover subsequent issuances of shares.

               We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. This opinion is not to be used, circulated, quoted or otherwise referred to, in whole or in part, for any other purpose without my prior express written consent. This opinion is based upon our knowledge of the law and facts as of the date hereof. We assume no duty to communicate with you with respect to any matters that come to my attention hereafter.

Very truly yours,

/s/ Noel E. Guardi

Noel E.Guardi, Esq.